FOR IMMEDIATE RELEASE:
NVIDIA Reports Financial Results for First Quarter Fiscal 2011

•	Revenue grew 2 percent quarter-on-quarter to $1.0 billion

•	GAAP net income increased to $137.6 million, or $0.23 per diluted share

•	GAAP gross margin improved to 45.6 percent

SANTA CLARA, Calif.—May 13, 2010—NVIDIA (Nasdaq: NVDA) today reported revenue of $1.0 billion for the first quarter of fiscal 2011 ended May 2, 2010, up 2 percent from the prior quarter and up 51 percent from $664.2 million in the same period a year earlier.

On a GAAP basis, the company recorded net income of $137.6 million, or $0.23 per diluted share, for the first quarter of fiscal 2011.  That compares with $131.1 million, or $0.23 per diluted share, in the previous quarter and a net loss of $201.3 million, or $0.37 per share, in the same period a year earlier.

Gross margin increased to 45.6 percent for the first quarter fiscal 2011 from 44.7 percent in the previous quarter and 28.6 percent in the same period a year earlier.

	Quarterly Highlights
($ in millions except per share data)	Q1 FY2011	Q4 FY2010	Q1 FY2010
Revenue	$1,001.8	$982.5	$664.2
GAAP:
Gross margin	45.6%	44.7%	28.6%
Net income (loss)	$137.6	$131.1	$(201.3)
Income (loss) per share	$0.23	$0.23	$(0.37)

“With our new Fermi-class GPUs in full production, NVIDIA’s key profit drivers are fully engaged,” said Jen-Hsun Huang, NVIDIA CEO and president and chief executive officer.  “We shipped a few hundred thousand Fermi processors into strong consumer demand.  Our Quadro business for workstations grew strongly, fueled by pent up demand from enterprise customers and new growth markets like video editing.  And we had record revenue from Tesla processors for high-end servers.  We anticipate continued strength in these businesses over the coming quarters.”

Outlook

The outlook for the second quarter of fiscal 2011 is as follows:

•	Revenue is expected to be down seasonally 3 to 5 percent from the first quarter.

•	GAAP gross margin is expected to increase to 46 to 47 percent.

•	GAAP operating expenses are expected to be flat.

•	Tax rate of 12 to 14 percent, assuming a renewal of the U.S. R&D tax credit. Otherwise, tax rate of 14 to 16 percent.

First Quarter Fiscal 2011 Highlights:

•	NVIDIA launched and shipped the GeForce® GTX 480 and GeForce GTX 470, the first GPUs based on the company’s Fermi™ architecture.

•	The first phones using NVIDIA’s Tegra® processors shipped, the KIN ONE and KIN TWO from Microsoft.

•
NVIDIA launched major new stereo 3D technologies, including NVIDIA® 3DTV Play and the Quadro® Digital Video Pipeline™.  Epic Games announced that it had incorporated 3D Vision into its popular Unreal Engine 3 game engine.

•
CUDA™ registered another major success: Adobe started shipping Creative Suite 5 in April.  This version of Adobe Premiere Pro exclusively uses CUDA to accelerate the new Adobe Mercury Playback Engine, which allows real-time previews for multi-layer projects.

•
NVIDIA began shipments of the GeForce 320M integrated chipset to Apple for incorporation into the latest 13-inch MacBook Pro.  The 320M delivers up to an 80 percent performance increase over the previous GeForce 9400M GPU.  In addition, the new 15- and 17-inch MacBook Pro both come standard with the new GeForce GT 330M.

CFO Commentary

Commentary on the quarter by David White, NVIDIA chief financial officer and executive vice president, is available at www.nvidia.com/investor.

Conference Call and Web Cast Information

NVIDIA will conduct a conference call with analysts and investors to discuss its first quarter fiscal 2011 financial results and current financial prospects today at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time).  To listen to the call, please dial (212) 231-2900.  A live Web cast (listen-only mode) of the conference call will be accessible at the NVIDIA investor relations Web site www.nvidia.com/ir and at www.streetevents.com.  The Web cast will be recorded and available for replay until the company's conference call to discuss its financial results for its second quarter fiscal 2011.

About NVIDIA

NVIDIA (Nasdaq: NVDA) awakened the world to the power of computer graphics when it invented the GPU in 1999. Since then, it has consistently set new standards in visual computing with breathtaking, interactive graphics available on devices ranging from tablets and portable media players to notebooks and workstations. NVIDIA’s expertise in programmable GPUs has led to breakthroughs in parallel processing which make supercomputing inexpensive and widely accessible. The company holds more than 1,100 U.S. patents, including ones covering designs and insights which are fundamental to modern computing. For more information, see www.nvidia.com.

Certain statements in this press release including, but not limited to, statements as to: the strength of our businesses; and the Company’s financial outlook for the second quarter of fiscal 2011; are forward-looking statements that are subject to risks and uncertainties that could cause results to be materially different than expectations.  Important factors that could cause actual results to differ materially include: our reliance on third parties to manufacture, assemble, package and test our products; global economic conditions; development of faster or more efficient technology; the impact of technological development and competition; design, manufacturing or software defects; changes in consumer preferences or demands; changes in industry standards and interfaces; unexpected loss of performance of our products or technologies when integrated into systems; as well as other factors detailed from time to time in the reports  NVIDIA files with the Securities and Exchange Commission, or SEC, including its Form 10-K for the fiscal year ended January 31, 2010.  Copies of reports filed with the SEC are posted on the Company’s website and are available from NVIDIA without charge.  These forward-looking statements are not guarantees of future performance and speak only as of the date hereof, and, except as required by law, NVIDIA disclaims any obligation to update these forward-looking statements to reflect future events or circumstances.

Copyright © 2010.  All rights reserved.  NVIDIA, the NVIDIA logo, GeForce, Tesla, CUDA, Quadro, NVIDIA 3D VISION, NVIDIA 3D TV Play, Tegra, and Fermi are trademarks or registered trademarks of NVIDIA Corporation in the United States and other countries around the world.  Other company and product names may be trademarks of the respective companies with which they are associated. Features, pricing, availability, and specifications are subject to change without notice.

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For further information, contact:

Michael Hara	Robert Sherbin
Investor Relations	Corporate Communications
NVIDIA Corporation	NVIDIA Corporation
(408) 486-2511	(408) 566-5150
mhara@nvidia.com	rsherbin@nvidia.com

NVIDIA CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)
	Three Months Ended
	May 2,	January 31,	April 26,
	2010	2010	2009
Revenue	$1,001,813	$982,488	$664,231
Cost of revenue	545,436	543,767	463,123
Cost of revenue related to stock option purchase	-	-	11,412	(A)
Gross profit	456,377	438,721	189,696
Operating expenses
Research and development	218,105	216,251	211,341
Sales, general and administrative	90,879	88,188	80,491
Stock option purchase	-	-	128,829	(A)
Total operating expenses	308,984	304,439	420,661
Operating income (loss)	147,393	134,282	(230,965)
Interest and other income, net	3,332	5,139	6,144
Income (loss) before income tax expense	150,725	139,421	(224,821)
Income tax expense (benefit)	13,131	8,345	(23,483)
Net income (loss)	$137,594	$131,076	$(201,338)

Basic net income (loss) per share	$0.24	$0.24	$(0.37)
Diluted net income (loss) per share	$0.23	$0.23	$(0.37)

Shares used in basic per share computation	567,183	557,479	542,307
Shares used in diluted per share computation	590,997	582,081	542,307

(A) During the three months ended April 26, 2009, the Company completed a tender offer to purchase outstanding stock options which resulted in a charge of $140.2 million, $11.4 million of which was associated with cost of revenue and $128.8 million with operating expenses.

NVIDIA CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	May 2,	January 31,
	2010	2010
ASSETS
Current assets:
Cash, cash equivalents and marketable securities	$1,764,896	$1,728,227
Accounts receivable, net	529,663	374,963
Inventories	388,139	330,674
Prepaid expenses and other current assets	44,282	46,966
Total current assets	2,726,980	2,480,830

Property and equipment, net	548,916	571,858
Goodwill	369,844	369,844
Intangible assets, net	115,423	120,458
Deposits and other assets	41,867	42,928
Total assets	$3,803,030	$3,585,918

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$362,740	$344,527
Accrued liabilities and other current liabilities	402,553	439,851
Total current liabilities	765,293	784,378

Other long-term liabilities	152,994	111,950
Capital lease obligations, long term	24,098	24,450
Stockholders' equity	2,860,645	2,665,140
Total liabilities and stockholders' equity	$3,803,030	$3,585,918